Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
EchoStar Corporation:

We consent to the incorporation by reference in the registration statements of EchoStar Corporation of our report dated February 22, 2018, with respect to the consolidated balance sheets of EchoStar Corporation and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive income (loss), and changes in stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2017, the financial statement schedule II and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 10-K of EchoStar Corporation. Our audit report refers to the adoption of Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting.

Form	Registration Statement No.	Description
S-8	333-218658	Additional shares for Amended and Restated EchoStar Corporation 2017 Employee Stock Purchase Plan
S-8	333-218657	EchoStar Corporation 2017 Stock Incentive Plan
EchoStar Corporation 2017 Non-Employee Director Stock Incentive Plan
S-8	333-162339	Additional shares for EchoStar Corporation 2008 Employee Stock Purchase Plan
S-8	333-148416	EchoStar Corporation (f/k/a EchoStar Holding Corporation) 2008 Stock Incentive Plan
EchoStar Corporation (f/k/a EchoStar Holding Corporation) 2008 Employee Stock Purchase Plan
EchoStar Corporation (f/k/a EchoStar Holding Corporation) 2008 Nonemployee Director Stock Option Plan
EchoStar Corporation (f/k/a EchoStar Holding Corporation) 2008 Class B CEO Stock Option Plan

/s/ KPMG LLP

Denver, Colorado
February 22, 2018